EXHIBIT 10.18
                                                -------------




                        $350,000,000


            AMENDED AND RESTATED CREDIT AGREEMENT


                         dated as of


                      November 21, 1996


                            among


               Consolidated Freightways, Inc.
          (to be renamed CNF Transportation, Inc.)


                   The Banks Party Hereto


                    ABN-AMRO Bank, N.V.,
   Bank of America National Trust and Savings Association,
             The First National Bank of Chicago
                             and
         Morgan Guaranty Trust Company of New York,
                     as LC Issuing Banks


                    ABN-AMRO Bank, N.V.,
   Bank of America National Trust and Savings Association
                             and
             The First National Bank of Chicago,
                        as Co-Agents

                             and

         Morgan Guaranty Trust Company of New York,
                          as Agent
                  TABLE OF CONTENTS


                                                   Page

                 ARTICLE 1 Definitions


Section 1.01.  Definitions                            2
Section 1.02.  Accounting Terms and Determinations   18
Section 1.03.  Types of Borrowings                   18

                 ARTICLE 2 The Credits


Section 2.01.  Commitments to Lend                   19
Section 2.02.  Notice of Committed Borrowing         19
Section 2.03.  Money Market Borrowings               20
Section 2.04.  Notice to Banks; Funding of Loans     24
Section 2.05.  Notes                                 25
Section 2.06.  Maturity of Loans                     25
Section 2.07.  Interest Rates                        25
Section 2.08.  Facility Fee                          29
Section 2.09.  Optional Termination or Reduction of
               Commitments                           30
Section 2.10.  Method of Electing Interest Rates     30
Section 2.11.  Mandatory Termination of Commitments  31
Section 2.12.  Optional Prepayments                  32
Section 2.13.  General Provisions as to Payments     32
Section 2.14.  Funding Losses                        33
Section 2.15.  Computation of Interest and Fees      33
Section 2.16.  Letters of Credit                     33
Section 2.17.  Maximum Interest Rate                 40

                  ARTICLE 3 Conditions


Section 3.01.  Conditions to Effectiveness           41
Section 3.02.  Consequence of Effectiveness          42
Section 3.03.  Credit Extensions                     42

        ARTICLE 4 Representations and Warranties


Section 4.01.  Corporate Existence and Power         43
Section 4.02.  Corporate and Governmental
               Authorization; No Contravention       43
Section 4.03.  Binding Effect                        44
Section 4.04.  Financial Information                 44
Section 4.05.  Litigation                            45
Section 4.06.  Compliance with ERISA                 45
Section 4.07.  Environmental Matters                 45
Section 4.08.  Taxes                                 46
Section 4.09.  Subsidiaries                          46
Section 4.10.  Not an Investment Company             46
Section 4.11.  Full Disclosure                       46
Section 4.12.  Spin-Off                              47

                  ARTICLE 5 Covenants


Section 5.01.  Information                           47
Section 5.02.  Payment of Obligations                49
Section 5.03.  Maintenance of Property; Insurance    49
Section 5.04.  Conduct of Business and Maintenance of
               Existence                             50
Section 5.05.  Compliance with Laws                  50
Section 5.06.  Inspection of Property, Books and
               Records                               50
Section 5.07.  Debt                                  51
Section 5.08.  Minimum Consolidated Net Worth        52
Section 5.09.  Negative Pledge                       52
Section 5.10.  Consolidations, Mergers and Sales of
               Assets                                54
Section 5.11.  Use of Proceeds                       55
Section 5.12.  Fixed Charge Coverage                 55
Section 5.13.  Transactions with Third Party Affiliates
     55

                   ARTICLE 6 Defaults


Section 6.01.  Events of Default                     56
Section 6.02.  Notice of Default                     59
Section 6.03.  Cash Cover                            59

         ARTICLE 7 The Agent and the Co-Agents


Section 7.01.  Appointment and Authorization         59
Section 7.02.  Agent and Affiliates                  59
Section 7.03.  Action by Agent                       59
Section 7.04.  Consultation with Experts             60
Section 7.05.  Liability of Agent                    60
Section 7.06.  Indemnification                       60
Section 7.07.  Credit Decision                       60
Section 7.08.  Successor Agent                       61
Section 7.09.  Agent=s Fee                           61
Section 7.10.  Co-Agents                             61

           ARTICLE 8 Change in Circumstances


Section 8.01.  Basis for Determining Interest Rate
               Inadequate or Unfair                  61
Section 8.02.  Illegality                            62
Section 8.03.  Increased Cost and Reduced Return     63
Section 8.04.  Taxes                                 64
Section 8.05.  Base Rate Loans Substituted for Affected
               Fixed Rate Loans                      66
Section 8.06.  Substitution of Banks                 67

                ARTICLE 9 Miscellaneous


Section 9.01.  Notices                               68
Section 9.02.  No Waivers                            68
Section 9.03.  Expenses; Indemnification             69
Section 9.04.  Sharing of Set-offs                   69
Section 9.05.  Amendments and Waivers                70
Section 9.06.  Successors and Assigns                70
Section 9.07.  Collateral                            72
Section 9.08.  Governing Law; Submission to
               Jurisdiction                          72
Section 9.09.  Counterparts; Integration             72
Section 9.10.  Waiver of Jury Trial                  73
Section 9.11.  Confidentiality                       73



Commitment Schedule





        AMENDED AND RESTATED CREDIT AGREEMENT

     AGREEMENT dated as of November 21, 1996 among CONSOLIDATED FREIGHTWAYS, INC., the BANKS party hereto,
ABN-AMRO BANK, N.V., BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION, THE FIRST NATIONAL BANK OF CHICAGO and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as LC
Issuing Banks, ABN-AMRO BANK, N.V., BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION and THE FIRST
NATIONAL BANK OF CHICAGO, as Co-Agents, and MORGAN
GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

     WHEREAS, the Borrower, the banks referred to therein and Morgan Guaranty Trust Company of New York, as Agent for such banks, are parties to an Amended and Restated Credit Agreement dated as of January 10, 1995 under which both loans and letters of credit are available to the Borrower on the terms and conditions provided therein;

     WHEREAS, The Long-Term Credit Bank of Japan, Ltd.
and First Interstate Bank of Oregon, N.A. (the
"Terminating Banks") desire to terminate their commitments and participations in letters of credit under said Credit Agreement;

     WHEREAS, the other parties thereto desire to amend and restate said Credit Agreement as provided in this Agreement and, upon satisfaction of the conditions specified in Section 3.01, said Credit Agreement will be so amended and restated;

     WHEREAS, The Bank of New York and NationsBank of
Texas, N.A. (the "New Banks") desire to become parties to said Credit Agreement (as so amended and restated) as Banks with Commitments and participations in letters of credit as provided herein;

     WHEREAS, in order to induce the Banks, the LC
Issuing Banks, the Co-Agents and the Agent to enter into this Agreement, certain Subsidiaries of the Borrower are willing to guaranty the obligations of the Borrower under this Agreement and the Notes issued pursuant hereto; and

     WHEREAS, the Banks are willing to make loans to the Borrower and the LC Issuing Banks are willing to issue letters of credit at the request of the Borrower on the terms and conditions provided herein;

     NOW, THEREFORE, the parties hereto agree as follows:



                       ARTICLE 1

                      Definitions

     Section 1.1.  Definitions.  The following terms,
as used herein, have the following meanings:

     "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute
Rates pursuant to Section 2.03.

     "Adjusted CD Rate" has the meaning set forth in
Section 2.07(b).

     "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.07(c).

     "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent
(with a copy to the Borrower) duly completed by such Bank.

     "Agent" means Morgan Guaranty Trust Company of New
York in its capacity as agent for the Banks and the LC
Issuing Banks under the Financing Documents, and its successors in such capacity.

     "Aggregate Usage" means, at any time, the sum of
(i) the aggregate outstanding principal amount of the Loans at such time plus (ii) the aggregate outstanding amount of the LC Liabilities at such time.

     "Agreement", when used with reference to this Agreement, means this Amended and Restated Credit
Agreement dated as of November 21, 1996, as it may be amended from time to time.

     "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and
(iii) in the case of its Money Market Loans, its Money
Market Lending Office.

     "Assessment Rate" has the meaning set forth in
Section 2.07(b).

     "Assignee" has the meaning set forth in Section
9.06(c).

     "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 2 of 1% plus the Federal Funds Rate for such day.

     "Base Rate Loan" means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or pursuant to Section 2.10(c) or Article 8.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section
3(3) of ERISA which is not a Plan or a Multiemployer
Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means Consolidated Freightways, Inc., a
Delaware corporation, and its successors.

     "Borrowing" has the meaning set forth in Section
1.03.

     "CD Base Rate" has the meaning set forth in
Section 2.07(b).

     "CD Loan" means a Committed Loan which bears interest at a CD Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate
Election.

     "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "CD Rate" means a rate of interest determined pursuant to Section 2.07(b) on the basis of an Adjusted
CD Rate.

     "CD Reference Banks" means Bank of America
National Trust and Savings Association, The First
National Bank of Chicago and Morgan Guaranty Trust
Company of New York.

     "Co-Agents" means ABN-AMRO Bank, N.V., Bank of
America National Trust and Savings Association and The
First National Bank of Chicago, in their capacities as co-agents hereunder.

     "Commitment" means, as the context requires, either (a) the commitment of a Bank to extend credit to the Borrower hereunder or (b) the amount of such commitment, which is (i) with respect to any Bank listed on the Commitment Schedule, the amount set forth opposite the name of such Bank on the Commitment
Schedule or (ii) with respect to any Assignee, the amount of the transferor Bank=s Commitment assigned to such Assignee pursuant to Section 9.06(c), in each case as such amount may be reduced from time to time pursuant to Section 2.09 or 2.11 or changed as a result of an assignment pursuant to Section 9.06(c).

     "Commitment Schedule" means the Commitment
Schedule attached hereto.

     "Committed Loan" means a loan made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate
Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

     "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

     "Consolidated EBITDAR" means, for any period, the sum of (i) the consolidated income before income taxes of the Borrower and its Consolidated Subsidiaries for such period plus (ii) to the extent deducted in determining such consolidated income before income taxes, the sum of (A) Consolidated Interest Expense,
(B) depreciation and amortization and (C) Consolidated
Rental Expense, provided that, for any period or portion of a period prior to the Spin-Off, Consolidated
EBITDAR shall be calculated on a pro forma basis assuming that the Spin-Off and related distribution of shares had occurred prior to that period.

     "Consolidated Fixed Charges" means, for any period, the sum of Consolidated Interest Expense and Consolidated Rental Expense for such period, provided that, for any period or portion of a period prior to the Spin-Off, Consolidated Fixed Charges shall be calculated on a pro forma basis assuming that the Spin-
Off and related distribution of shares had occurred prior to that period.

     "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

     "Consolidated Net Worth" means at any date the consolidated shareholders= equity of the Borrower and its Consolidated Subsidiaries determined as of such date.

     "Consolidated Rental Expense" means, for any period, the rental expense for operating leases of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period.

     "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     "Continuing Director" means (i) any individual who is a director of the Borrower on November 21, 1996 and
(ii) any individual who becomes a director of the Borrower after November 21, 1996 and is elected or nominated for election as a director of the Borrower by a majority of the individuals who were Continuing
Directors immediately before such election or nomination.

     "Credit Extension" means the making of a Loan or the issuance or extension of a Letter of Credit.

     "Debt" of any Person means at any date, without duplication,

          (i) all obligations of such Person for
     borrowed money,

          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

          (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles,

          (v) all obligations of such Person to
     reimburse banks for drawings under letters of credit or payments with respect to bankers= acceptances, which obligations remain unpaid for more than three Domestic Business Days after they become due, or, if later, after such Person is notified of the due date thereof,

          (vi) all obligations of the types referred to in clauses (i) to (v), inclusive, of this definition which are secured by a Lien on any asset of such Person, whether or not such obligations are otherwise obligations of such Person; provided that the amount of Debt attributed, for purposes of this Agreement, to any such obligation that is not otherwise an obligation of such Person shall be limited to the lesser of (x) the net book value of the assets of such Person by which such obligation is secured or
     (y) the amount of such obligation secured thereby
     (excluding accrued interest for the current period); and

          (vii) all Guarantees by such Person of
     obligations of others of the types referred to in clauses (i) to (v), inclusive, of this definition
     (which Guarantees shall be deemed to constitute
     Debt in an amount equal to the lesser of (x) the maximum amount of such Guarantee and (y) the amount of such obligation of others Guaranteed thereby).

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close;
provided that, when used in Section 2.16 with reference to any LC Issuing Bank, the term "Domestic Business
Day" shall not include any day on which commercial banks are authorized to close in the jurisdiction where the LC Office of such LC Issuing Bank is located.

     "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending
Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     "Domestic Loans"  means CD Loans or Base Rate
Loans or both.

     "Domestic Reserve Percentage" has the meaning set forth in Section 2.07(b).

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

     "Emery Receivables Facility" means the Credit
Agreement dated January 14, 1993, as amended, among Emery Receivables Corporation, Emery Air Freight
Corporation, Consolidated Freightways, Inc. and the financial institutions referred to therein.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue
Code.

     "Euro-Dollar Business Day" means any Domestic
Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire
(or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

     "Euro-Dollar Loan" means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

     "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.07(c) on the basis of a London Interbank Offered Rate.

     "Euro-Dollar Reference Banks" means the principal
London offices of ABN-AMRO Bank, N.V., The First
National Bank of Chicago and Morgan Guaranty Trust
Company of New York.

     "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.07(c).

     "Event of Default" has the meaning set forth in
Section 6.01.

     "Existing Agreement" means the Amended and Restated Credit Agreement dated as of January 10, 1995 among the Borrower, the banks referred to therein, and Morgan Guaranty Trust Company of New York, as Agent, as in effect from time to time prior to the Effective
Date.

     "Existing Bank" means a "Bank" (as such term is defined in the Existing Agreement) that is a party to the Existing Agreement immediately prior to the Effective Date.

     "Existing Letters of Credit" means the letters of credit issued on or before the Effective Date and either (i) listed in Exhibit J hereto or (ii) issued after the date hereof under (and in accordance with the provisions of) the Existing Agreement.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest
1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal
Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds
Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

     "Financing Documents" means this Agreement, the Subsidiary Guaranty Agreement and the Notes.

     "Fixed Rate Loans" means CD Loans or Euro-Dollar
Loans or Money Market Loans (excluding Money Market
LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

     "Group of Loans" means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Committed
Loans which are Fixed Rate Loans of the same type having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to
Section 8.02 or 8.04, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hazardous Substances" means any toxic,
radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

     "Indemnitee" has the meaning set forth in Section
9.03(b).

     "Insignificant Subsidiaries" means Subsidiaries which, if aggregated and considered as a single
Subsidiary, would not have total assets, shareholders= equity or revenues in excess of 10% of the consolidated total assets, consolidated shareholders= equity or consolidated revenues, respectively, of the Borrower and its Consolidated Subsidiaries, all calculated at the date of the most recent financial statements delivered to the Banks pursuant to Section 5.01 or, in the case of revenues, for the twelve calendar months then ended; provided that, prior to the delivery of such financial statements for the year ending December
31, 1996, such amounts shall be calculated on the basis of the pro forma balance sheet as of June 30, 1996 and the pro forma statement of income for the six months then ended set forth in the Borrower=s current report on Form 8-K dated August 26, 1996.

     "Interest Period" means: (a) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable
Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

         (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business
     Day shall be extended to the next succeeding
     Euro-Dollar Business Day unless such Euro-Dollar
     Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;
        (ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month
     (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause
     (iii) below, end on the last Euro-Dollar Business
     Day of a calendar month; and
       (iii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.
     (b) with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable notice; provided that:

        (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business
     Day shall be extended to the next succeeding
     Euro-Dollar Business Day; and
       (ii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.
    (c)    with respect to each Money Market LIBOR
Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending one week, two weeks, three weeks or any whole number of months thereafter, as the Borrower may elect in accordance with Section 2.03; provided that:

        (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business
     Day shall be extended to the next succeeding
     Euro-Dollar Business Day unless such Euro-Dollar
     Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;
       (ii)  any Interest Period which begins on the
     last Euro-Dollar Business Day of a calendar month
     (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause
     (iii) below, end on the last Euro-Dollar Business
     Day of a calendar month; and
      (iii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and
    (d)    with respect to each Money Market Absolute
Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter
(but not less than seven days) as the Borrower may elect in accordance with Section 2.03; provided that:

         (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business
     Day shall be extended to the next succeeding
     Euro-Dollar Business Day; and
        (ii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.
     "Internal Revenue Code" means the Internal Revenue
Code of 1986, as amended, or any successor statute.

     "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan or otherwise.

     "LC Issuing Banks" means ABN-AMRO Bank, N.V., Bank of America National Trust and Savings Association, The
First National Bank of Chicago and Morgan Guaranty
Trust Company of New York, in their capacities as issuers of Letters of Credit.

     "LC Liabilities" means, at any time, the sum, without duplication, of (i) the aggregate amount available for drawing under all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations in respect of previous drawings made under Letters of Credit.

     "LC Office" means, with respect to each LC Issuing
Bank, the office at which it books the Letters of Credit issued by it hereunder.

     "LC Payment Date" has the meaning set forth in
Section 2.16(f).

     "LC Reimbursement Date" means, with respect to any Letter of Credit, an LC Payment Date applicable to such Letter of Credit, or, if later, the Domestic Business
Day next succeeding the Domestic Business Day on which the Agent shall have notified the Borrower of such LC
Payment Date and of the amount payable by the LC
Issuing Bank under such Letter of Credit on such LC
Payment Date.

     "Letter of Credit" means (i) any Existing Letter of Credit and (ii) any financial stand-by letter of credit (including without limitation a Workers=
Compensation Letter of Credit) issued hereunder after the Effective Date.

     "LIBOR Auction" means a solicitation of Money
Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to
Section 2.03.

     "Lien" means (i)  with respect to any asset
(including without limitation any account receivable), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset and (ii) with respect to any account receivable, any sale of such account receivable. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed (x) to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset and (y) not to own subject to a Lien any asset which it leases under a lease that is classified as an operating lease under generally accepted accounting principles.

     "Loan" means a Domestic Loan, a Euro-Dollar Loan or a Money Market Loan and "Loans" means Domestic
Loans, Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

     "London Interbank Offered Rate" has the meaning set forth in Section 2.07(c).

     "Material Commitments" means commitments to extend credit which, if extended, would constitute Debt of the Borrower and/or one or more of its Subsidiaries in an aggregate amount exceeding $35,000,000. For purposes of this definition, any commitment for less than $1,000,000 shall be excluded, but commitments arising from one or more related or unrelated transactions shall be aggregated if each such commitment is for $1,000,000 or more.

     "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries in an aggregate outstanding principal amount exceeding
$35,000,000. For purposes of this definition, if the Debt arising from any single transaction has an outstanding principal amount less than $1,000,000, it shall be excluded, but Debts arising from one or more related or unrelated transactions shall be aggregated if the Debt arising from each such transaction has an outstanding principal amount of $1,000,000 or more.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $35,000,000.

     "Money Market Absolute Rate" has the meaning set forth in Section 2.03(d).

     "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

     "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money
Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to
Section 8.01(a)).

     "Money Market Loan" means a Money Market LIBOR
Loan or a Money Market Absolute Rate Loan.

     "Money Market Margin" has the meaning set forth in
Section 2.03(d).

     "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section
2.03.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section
4001(a)(3) of ERISA to which any member of the ERISA
Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA
Group during such five year period.

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" means a Notice of Committed
Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).

     "Notice of Interest Rate Election" has the meaning set forth in Section 2.10.

     "Obligor" means each of the Borrower and the Subsidiary Guarantors, and "Obligors" means all of the foregoing.

     "Outstanding Credit Exposure" means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time plus (ii) its Outstanding LC Exposure at such time.

     "Outstanding LC Exposure" means, as to any Bank at any time, an amount equal to its Percentage of the LC
Liabilities at such time.

     "Parent" means, with respect to any Bank, any Person controlling such Bank.

     "Participant" has the meaning set forth in Section
9.06(b).

     "PBGC" means the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Percentage" means, with respect to each Bank, the percentage that such Bank=s Commitment constitutes of the aggregate amount of the Commitments.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal
Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Pricing Schedule" means the Pricing Schedule attached hereto.

     "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

     "Quarterly Dates" means each March 31, June 30,
September 30 and December 31.

     "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

     "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.16 to reimburse an LC
Issuing Bank for amounts paid by such LC Issuing Bank in respect of any drawing under any Letter of Credit.

     "Regulation U" means Regulation U of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

     "Required Banks" means at any time Banks having at least 60% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, having at least 60% of the aggregate amount of the Outstanding Credit Exposures.

     "Spin-Off" means the distribution by the Borrower to its shareholders of 100% of the capital stock of Consolidated Freightways Corporation (which will be the sole shareholder of Consolidated Freightways
Corporation of Delaware and Leland James Service
Corporation) substantially in the manner described in the Registration Statement on Form 10 filed by Consolidated Freightways Corporation with the
Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

     "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

     "Subsidiary Guarantors" means Con-Way
Transportation Services, Inc., a Delaware corporation,
Con-Way Truckload Services, Inc., a Delaware corporation, Emery Air Freight Corporation, a Delaware corporation, Emery Worldwide Airlines, Inc., a Nevada corporation, Menlo Logistics, Inc., a California corporation, and each other Subsidiary which becomes a party to the Subsidiary Guaranty Agreement pursuant to
Article 3 thereof, and their respective successors.

     "Subsidiary Guaranty Agreement" means a Subsidiary
Guaranty Agreement among the Borrower, the Subsidiary
Guarantors and the Agent, as executed and delivered pursuant to Section 3.01(c) and as the same may be amended from time to time in accordance with the terms thereof.

     "TASP Notes" means (i) $55,000,000 aggregate principal amount of the 8.50% Series A Guaranteed ESOP
Notes due January 1, 2006 and $62,000,000 aggregate principal amount of the 8.62% Series B Guaranteed ESOP
Notes due January 1, 2009, each issued pursuant to separate Note Agreements, each dated as of July 17, 1989, among Consolidated Freightways, Inc. Thrift and
Stock Ownership Trust ("TASP"), the Borrower and certain institutional investors and (ii) $33,000,000 aggregate principal amount of the 9.00% Restructured
Notes due January 1, 2006, issued under separate
Restructured Note Agreements, each dated as of November
3, 1992, among TASP, the Borrower and certain institutional investors.

     "Taxes" has the meaning set forth in Section
8.04(a).

     "Terminating Banks" has the meaning set forth in the recitals hereto.

     "Termination Date" means November 21, 2001, or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-
Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

     "Third Party Affiliate" means (i) any Person or any group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) that directly, or indirectly through one or more intermediaries, controls the Borrower (a
"Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of
Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "United States" means the United States of
America, including the States and the District of Columbia, but excluding its territories and possessions.

     "Wholly-Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors= qualifying shares) are at the time directly or indirectly owned by the Borrower.

     "Workers= Compensation Letter of Credit" means any letter of credit which is used to secure obligations of the Borrower or its Subsidiaries under workers= compensation or similar laws.

     Section 1.2.  Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower=s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks;
provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower=s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required
Banks.

     Section 1.3.  Types of Borrowings.    The term
"Borrowing denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to
Section 2.01 or 2.03 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same
Interest Period or initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a
Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed
Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).



                       ARTICLE 2

                      The Credits

     Section 2.1.  Commitments to Lend.  Each Bank
severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time prior to the Termination Date; provided that, immediately after each such Loan is made, the sum of (i) the aggregate outstanding principal amount of all Committed Loans made by such Bank plus (ii) its Outstanding LC Exposure shall not exceed its Commitment. Each Borrowing pursuant to this Section shall be in an aggregate principal amount of $10,000,000 or any larger integral multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.03(b)) and shall be made from the several Banks ratably in accordance with their respective Percentages. Within the foregoing limits, the Borrower may borrow under this Section, prepay
Loans to the extent permitted by Section 2.12 and reborrow at any time prior to the Termination Date under this Section.

     Section 2.2.  Notice of Committed Borrowing.  The
Borrower shall give the Agent notice (a "Notice of Committed Borrowing") not later than (x) 12:00 Noon
(New York City time) on the date of each Base Rate
Borrowing, (y) 1:00 P.M. (New York City time) on the second Domestic Business Day before each CD Borrowing and (z) 1:00 P.M. (New York City time) on the third
Euro-Dollar Business Day before each Euro-Dollar
Borrowing, specifying:

       (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic
  Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,
       (b) the aggregate amount of such Borrowing,

       (c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate, a CD Rate or a Euro-Dollar Rate, and

       (d) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

provided that the Borrower may not deliver a Notice of Committed Borrowing if after giving effect to the requested Borrowing there would be more than ten
Committed Fixed Rate Borrowings outstanding.

     Section 2.3.  Money Market Borrowings.

   (a)  The Money Market Option.  In addition to
Committed Borrowings pursuant to Section 2.01, the
Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower on any day prior to the Termination Date. The
Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.
   (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or facsimile transmission a Money Market Quote
Request substantially in the form of Exhibit B hereto so as to be received no later than (x) 1:00 P.M. (New
York City time) on the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) 11:30 A.M. (New York
City time) on the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote
Request for the first LIBOR Auction or Absolute Rate
Auction for which such change is to be effective) specifying:
         (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,
        (ii) the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger integral multiple of $1,000,000,
       (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and
        (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money
     Market Absolute Rate.
The Borrower may request offers to make Money Market
Loans for more than one Interest Period in a single
Money Market Quote Request.  No Money Market Quote
Request shall be given within five Euro-Dollar Business
Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote
Request.

   (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote
Request relates in accordance with this Section.
   (d)  Submission and Contents of Money Market Quotes.
(i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market
Loans in response to any Invitation for Money Market
Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to
Section 9.01 not later than (x) 2:00 P.M. (New York
City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 10:15 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote
Request for the first LIBOR Auction or Absolute Rate
Auction for which such change is to be effective);
provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.
     (ii)   Each Money Market Quote shall be in
substantially the form of Exhibit D hereto and shall in any case specify:

       (A) the proposed date of Borrowing,

       (B) the principal amount of the Money Market
  Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger integral multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money
  Market Loans for which offers being made by such quoting Bank may be accepted,

       (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank
  Offered Rate (the AMoney Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000 of 1%) to be added to or subtracted from such base rate,

       (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000 of 1%) (the AMoney Market Absolute
  Rate") offered for each such Money Market Loan, and

       (E) the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

       (iii)    Any Money Market Quote shall be
  disregarded if it:

       (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

       (B) contains qualifying, conditional or similar language;

       (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

       (D) arrives after the time set forth in
  subsection (d)(i).

   (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money
Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request.
Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money
Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent=s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.
   (f) Acceptance and Notice by Borrower. Not later than 11:30 A.M. (New York City time) on (x) the third
Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute
Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection
(e). In the case of acceptance, such notice (a ANotice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money
Market Quote in whole or in part; provided that:

        (i)  the aggregate principal amount of each
     Money Market Borrowing may not exceed the applicable amount set forth in the related Money
     Market Quote Request,
       (ii)  the principal amount of each Money Market
     Borrowing must be $10,000,000 or a larger integral multiple of $1,000,000,
      (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and
       (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.
   (g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money
Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.
     Section 2.4.  Notice to Banks; Funding of Loans.
(a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank=s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

   (b) Not later than (x) 12:00 Noon (New York City time) on the date of each Borrowing other than a Base
Rate Borrowing and (y) 1:00 P.M. (New York City time) on the date of each Base Rate Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in
Article 3 has not been satisfied, the Agent will, promptly upon receipt thereof, make the funds so received from the Banks available to the Borrower at the Agent=s aforesaid address.
   (c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank=s share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent, within one Domestic Business Day after demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank=s Loan included in such Borrowing for purposes of this Agreement.
     Section 2.5.  Notes.  (a) The Loans of each Bank
shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable
Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank=s Loans.

   (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans.
Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the ANote" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.
   (c)  Upon receipt of each Bank=s Note pursuant to
Section 3.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement, or any error in the making thereof, shall not affect the obligations of the Borrower hereunder or under the Notes. Each
Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
     Section 2.6.  Maturity of Loans.  (a) Each
Committed Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination
Date.

   (b)  Each Money Market Loan included in any Money
Market Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.
     Section 2.7.  Interest Rates.  (a)  Each Base Rate
Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base
Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

     (b)  Each CD Loan shall bear interest on the
outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan or any portion thereof shall, as a result of clause (b)(ii) of the definition of Interest Period, have an Interest
Period of less than 30 days, such portion shall bear interest for each day during such Interest Period at the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base
Rate for such day.

     The "Adjusted CD Rate" applicable to any Interest
Period means a rate per annum determined pursuant to the following formula:


                 [ CDBR    ]*
        ACDR   = [ ---------- ]  + AR
                 [ 1.00 - DRP ]

        ACDR   =         Adjusted CD Rate
        CDBR   =         CD Base Rate
         DRP   =         Domestic Reserve Percentage
          AR   =         Assessment Rate

     __________
     * The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

     The "CD Base Rate" applicable to any Interest
Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference
Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

     "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York
City having a maturity comparable to the related
Interest Period and in an amount of $100,000 or more.
The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

     "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup
AA" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R.
' 327.4(a) (or any successor provision) to the Federal
Deposit Insurance Corporation (or any successor) for such Corporation=s (or such successor=s) insuring time deposits at offices of such institution in the United
States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

   (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar
Margin for such day plus the Adjusted London Interbank
Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.
     The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered
Rate by (ii) 1.00 minus the Euro-Dollar Reserve
Percentage.

     The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00
A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve
System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United
States office of any Bank to United States residents).
The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

   (d)  Any overdue principal of or interest on any
Euro-Dollar Loan shall bear interest, payable on
demand, for each day from and including the date
payment thereof was due to but excluding the date of
actual payment, at a rate per annum equal to the sum of
2% plus the higher of (i) the sum of the Euro-Dollar
Margin for such day plus the Adjusted London Interbank
Offered Rate applicable to such Loan on the day before
such payment was due and (ii) the Euro-Dollar Margin
for such day plus the quotient obtained (rounded
upward, if necessary, to the next higher 1/100 of 1%)
by dividing (x) the average (rounded upward, if
necessary, to the next higher 1/16 of 1%) of the
respective rates per annum at which one day (or, if
such amount due remains unpaid more than three
Euro-Dollar Business Days, then for such other period
of time not longer than three months as the Agent may
select) deposits in dollars in an amount approximately
equal to such overdue payment due to each of the
Euro-Dollar Reference Banks are offered to such
Euro-Dollar Reference Bank in the London interbank
market for the applicable period determined as provided
above by (y) 1.00 minus the Euro-Dollar Reserve
Percentage (or, if the circumstances described in
clause (a) or (b) of Section 8.01 shall exist, at a
rate per annum equal to the sum of 2% plus the Base
Rate for such day).
   (e)  Subject to Section 8.01(a), each Money Market
LIBOR Loan shall bear interest on the outstanding
principal amount thereof, for the Interest Period
applicable thereto, at a rate per annum equal to the
sum of the London Interbank Offered Rate for such
Interest Period (determined in accordance with Section
2.07(c) as if the related Money Market LIBOR Borrowing
were a Committed Euro-Dollar Borrowing) plus (or minus)
the Money Market Margin quoted by the Bank making such
Loan in accordance with Section 2.03.  Each Money
Market Absolute Rate Loan shall bear interest on the
outstanding principal amount thereof, for the Interest
Period applicable thereto, at a rate per annum equal to
the Money Market Absolute Rate quoted by the Bank
making such Loan in accordance with Section 2.03.  Such
interest shall be payable for each Interest Period on
the last day thereof and, if such Interest Period is
longer than three months, at intervals of three months
after the first day thereof.  Any overdue principal of
or interest on any Money Market Loan shall bear
interest, payable on demand, for each day until paid at
a rate per annum equal to the sum of 2% plus the Base
Rate for such day.
   (f)  The Agent shall determine each interest rate
applicable to the Loans hereunder.  The Agent shall
give prompt notice to the Borrower and the
participating Banks of each rate of interest so
determined, and its determination thereof shall be
conclusive in the absence of manifest error.
   (g)  Each Reference Bank agrees to use its best
efforts to furnish quotations to the Agent as
contemplated by this Section.  If any Reference Bank
does not furnish a timely quotation, the Agent shall
determine the relevant interest rate on the basis of
the quotation or quotations furnished by the remaining
Reference Bank or Banks or, if none of such quotations
is available on a timely basis, the provisions of
Section 8.01 shall apply.
     Section 2.8.  Facility Fee.    The Borrower shall
pay to the Agent, for the account of the Banks ratably in accordance with their respective Percentages, a facility fee for each day at the Facility Fee Rate for such day (determined in accordance with the Pricing
Schedule).  Such facility fee shall accrue for each day
(i) from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the aggregate amount of the Commitments (whether used or unused) on such day and (ii) if any Committed Loans or LC Liabilities remain outstanding after the Commitments terminate in their entirety, then for each day from and including the date on which the Commitments terminate in their entirety to but excluding the first day thereafter on which no Committed Loans or LC Liabilities remain outstanding, on the aggregate outstanding amount of the Committed
Loans and the LC Liabilities on such day. Fees accrued under this Section shall be payable quarterly on each Quarterly Date and on the date on which the Commitments terminate in their entirety (and, if later, the first day thereafter on which no Committed Loans or LC
Liabilities remain outstanding).

     Section 2.9.  Optional Termination or Reduction of
Commitments.  The Borrower may, upon at least three
Domestic Business Days= notice to the Agent, (i) terminate the Commitments at any time, if no Loans or LC Liabilities are outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger integral multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Aggregate Usage.

     Section 2.10.  Method of Electing Interest Rates.
(a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

        (i)  if such Loans are Base Rate Loans, the
     Borrower may elect to convert such Loans to CD
     Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business
     Day;
       (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest
     Period, in each case effective on the last day of the then current Interest Period applicable to such Loans; and
      (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base
     Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional
     Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.
Each such election shall be made by delivering a notice
(a "Notice of Interest Rate Election") to the Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted from Domestic Loans of one type to Domestic
Loans of the other type or continued as Domestic Loans of the same type for an additional Interest Period, in which case such notice shall be delivered to the Agent at least three Domestic Business Days before such conversion or continuation is to be effective). A
Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans;
provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000.

   (b) Each Notice of Interest Rate Election shall specify:

        (i) the Group of Loans (or portion thereof) to which such notice applies;
       (ii)  the date on which the conversion or
     continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
      (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Fixed Rate Loans, the duration of the initial Interest Period applicable thereto;
     and
       (iv)  if such Loans are to be continued as CD
     Loans or Euro-Dollar Loans for an additional
     Interest Period, the duration of such additional
     Interest Period.
Each Interest Period specified in a Notice of Interest
Rate Election shall comply with the provisions of the definition of Interest Period.

   (c)  Upon receipt of a Notice of Interest Rate
Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Fixed Rate Loans, such Loans shall be converted to Base Rate Loans on the last day of the then current Interest Period applicable thereto.

     Section 2.11.  Mandatory Termination of
Commitments.  Unless previously terminated, the
Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

     Section 2.12.  Optional Prepayments.  (a) The
Borrower may (i) upon at least one Domestic Business
Day=s notice to the Agent, prepay any Base Rate Loans
(or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)), (ii) upon at least three Domestic Business Days= notice to the Agent, prepay any Group of CD Loans or (iii) upon at least three Euro-Dollar Business Days= notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger integral multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing. In connection with any such prepayment of any Fixed Rate Loan, the Borrower shall comply with the provisions of Section 2.14.

     (b)       Except as provided in subsection (a)
above, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

   (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank=s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.
     Section 2.13.  General Provisions as to Payments.
(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar
Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business
Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar
Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended in accordance with this Section 2.13, by operation of law or otherwise, interest thereon shall be payable for such extended time.

   (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds
Rate.
     Section 2.14.  Funding Losses.  If the Borrower
makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to another type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(d), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a) or 2.10(a), the Borrower shall pay to each Bank within 15 days after demand an amount calculated as provided in
Exhibit I hereto to compensate such Bank for any loss incurred by it (or by an existing or scheduled
Participant in the related Loan) in obtaining, liquidating or employing deposits from third parties, provided that such Bank shall have delivered to the Borrower a certificate setting forth such amount and the calculation thereof in reasonable detail.

     Section 2.15.  Computation of Interest and Fees.
Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all letter of credit fees and facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.16.  Letters of Credit.  (a) On the
Effective Date, each LC Issuing Bank that has issued an Existing Letter of Credit on or before the Effective
Date shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such LC Issuing Bank, a participation in such Existing Letter of Credit and the related LC Liabilities in proportion to its Percentage.
Concurrently with such sale, the participations in the Existing Letters of Credit sold to the Existing Banks under the Existing Agreement shall be automatically cancelled without further action by any of the parties thereto.

   (b) Subject to the terms and conditions set forth in this Agreement (including without limitation the condition set forth in Section 3.03(b)),
        (i) ABN-AMRO Bank, N.V., as LC Issuing Bank, agrees to issue Letters of Credit hereunder from time to time after the Effective Date and before the Termination Date upon the request of the Borrower, provided that immediately after each such Letter of Credit is issued, the aggregate outstanding amount of LC Liabilities in respect of all Letters of Credit issued by ABN-AMRO Bank, N.V., as LC Issuing Bank, shall not exceed
     $100,000,000;
       (ii)  Bank of America National Trust and Savings
     Association, as LC Issuing Bank, agrees to issue
     Letters of Credit hereunder from time to time after the Effective Date and before the Termination Date upon the request of the Borrower, provided that, immediately after each such Letter of Credit is issued, the aggregate outstanding amount of LC Liabilities in respect of all Letters of Credit issued by Bank of America National Trust and Savings Association, as LC Issuing Bank, shall not exceed $100,000,000;
      (iii)  The First National Bank of Chicago, as LC
     Issuing Bank, agrees to issue Letters of Credit hereunder from time to time after the Effective
     Date and before the Termination Date upon the request of the Borrower, provided that (x) immediately after each such Letter of Credit is issued, the aggregate outstanding amount of LC
     Liabilities in respect of all Letters of Credit issued by The First National Bank of Chicago, as
     LC Issuing Bank, shall not exceed $100,000,000 and
     (y) The First National Bank of Chicago, as LC
     Issuing Bank, shall not issue any Letter of Credit in respect of any obligation under the Borrower=s public debt or the TASP Notes; and
       (iv) Morgan Guaranty Trust Company of New York, as LC Issuing Bank, agrees to issue Letters of Credit hereunder from time to time after the Effective Date and before the Termination Date upon the request of the Borrower, provided that immediately after each such Letter of Credit is issued, the aggregate outstanding amount of LC
     Liabilities in respect of all Letters of Credit issued by Morgan Guaranty Trust Company of New
     York, as LC Issuing Bank, shall not exceed
     $125,000,000.
Upon the issuance by an LC Issuing Bank of a Letter of Credit in accordance with this subsection (b), such LC
Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such LC Issuing
Bank, a participation in such Letter of Credit and the related LC Liabilities in proportion to its Percentage.

   (c) No Letter of Credit issued on or after the Effective Date shall have an original expiry date later than one year after the issuance thereof. No Letter of Credit shall be extended on or after the Effective Date unless (i) such extension is for a period not exceeding one year and (ii) the LC Issuing Bank agrees to so extend such Letter of Credit (or, in the case of an "evergreen" Letter of Credit, its ability to give a notice to prevent such extension expires) no earlier than three months before the then existing expiry date.
No Letter of Credit shall have an original or extended expiry date later than the fifth Domestic Business Day prior to the Termination Date.
   (d)  The Borrower shall give the relevant LC Issuing
Bank at least three Domestic Business Days= prior notice of (x) the issuance of each Letter of Credit to be issued by it after the Effective Date and (y) each extension of a Letter of Credit issued by it, specifying in each case (i) the date of such issuance or extension, (ii) the expiry date or extended expiry date of such Letter of Credit (which shall comply with subsection (c) above), (iii) the proposed terms of such Letter of Credit and (iv) the nature of the transactions proposed to be supported thereby. The issuance of any Letter of Credit after the Effective
Date shall be subject to the conditions precedent set forth in Article 3 (the LC Issuing Bank having no duty to ascertain whether such conditions precedent are satisfied, other than to confirm with the Agent on the date of issuance that such issuance will not cause the Aggregate Usage to exceed the aggregate amount of the Commitments) and subject to the additional conditions precedent that such Letter of Credit shall be satisfactory to such LC Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as such LC Issuing Bank shall have reasonably requested. The extension of any Letter of Credit shall be subject to the conditions precedent set forth in
Article 3 (the LC Issuing Bank having no duty to ascertain whether such conditions precedent are satisfied). Upon issuing or extending any Letter of Credit, the LC Issuing Bank shall promptly notify the Agent of such issuance or extension, and the Agent shall promptly notify each Bank thereof and of the amount of such Bank=s participation in such Letter of Credit.
   (e) The Borrower shall pay to the Agent, for the account of the Banks ratably in accordance with their respective Percentages, a letter of credit fee at (i) the LC Fee Rate on the aggregate amount available for drawings under each Letter of Credit (other than Workers= Compensation Letters of Credit) outstanding from time to time and (ii) the LC Fee Rate minus 0.05% per annum on the aggregate amount available for drawings under each Workers= Compensation Letter of Credit outstanding from time to time. Each such fee shall be payable in arrears on the last day of each fiscal quarter of the Borrower for so long as such Letter of Credit is outstanding and on the expiry date thereof. The Borrower shall pay to each LC Issuing
Bank additional fronting fees and expenses in the amounts and at the times agreed between the Borrower and such LC Issuing Bank. The LC Issuing Banks shall furnish to the Agent upon request such information as the Agent shall require in order to calculate the amount of any fee payable under this subsection (e).
     "LC Fee Rate" means, for any day, a rate per annum equal to the Euro-Dollar Margin for such day.

   (f) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the relevant LC Issuing Bank shall notify the Agent and the Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid by the Issuing Bank as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of such LC Issuing Bank to the Borrower and each Bank shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit issued by it in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. Each LC
Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit issued by it as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuing
Bank, each Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse such LC Issuing Bank on demand for (i) such Bank=s Percentage of the amount of each payment made by such LC Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to subsection (g) below plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of such LC Issuing Bank=s demand for such reimbursement
(or, if such demand is made after 11:00 A.M. (New York
City time) on such date, from the next succeeding
Domestic Business Day) to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for such day.
   (g)  The Borrower shall be irrevocably and
unconditionally obligated to reimburse each LC Issuing
Bank on or by the applicable LC Reimbursement Date for any amounts paid by such LC Issuing Bank upon any drawing under any Letter of Credit issued by it, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC
Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) such LC
Issuing Bank=s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by such LC Issuing Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to
(x) the Base Rate for such day if such day falls on or before the applicable LC Reimbursement Date and (y) the sum of 2% plus the Base Rate for such day if such day falls after such LC Reimbursement Date. Each LC
Issuing Bank will pay to each Bank ratably in accordance with its Percentage all amounts received from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligations in respect of any Letter of Credit issued by such LC Issuing Bank, but only to the extent such Bank has made payment to such LC Issuing Bank in respect of such Letter of Credit pursuant to subsection (f).
   (h) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or LC
Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations therein, and the result shall be to increase the cost to any Bank or LC
Issuing Bank of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by any Bank or LC Issuing Bank hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of such Bank=s or LC Issuing Bank=s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Bank or LC Issuing Bank, the Borrower agrees to pay to such Bank or LC Issuing Bank, from time to time as specified by such Bank or LC
Issuing Bank, such additional amounts as shall be sufficient to compensate such Bank or LC Issuing Bank for such increased costs or reductions in amount incurred by such Bank or LC Issuing Bank. A certificate of such Bank or LC Issuing Bank submitted by such Bank or LC Issuing Bank to the Borrower shall be conclusive as to the amount thereof in the absence of manifest error.
   (i)  The Borrower=s obligations under this Section
2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The
Borrower further agrees with the LC Issuing Banks and the Banks that the LC Issuing Banks and the Banks shall not be responsible for, and the Borrower=s
Reimbursement Obligations in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Subsidiaries, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or any of its Subsidiaries against the beneficiary of any Letter of Credit or any such transferee. No LC Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued, extended or renewed by it. The Borrower agrees that any action taken or omitted by an LC Issuing Bank or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence, shall be binding upon the Borrower and shall not put such LC
Issuing Bank or any Bank under any liability to the Borrower.
   (j)  To the extent not inconsistent with subsection
(i) above, each LC Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC
Issuing Bank. Each LC Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required
Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.16, each LC
Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required
Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of participations in any Letters of Credit.
   (k) The Borrower hereby agrees to indemnify and hold harmless each Bank, each LC Issuing Bank and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, such LC Issuing Bank or the Agent may incur
(or which may be claimed against such Bank, such LC
Issuing Bank or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which an LC Issuing Bank may incur by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to such LC Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Bank); provided that the Borrower shall not be required to indemnify any Bank, any LC Issuing Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of an LC Issuing
Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) an LC Issuing
Bank=s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit; and provided further that the foregoing indemnity shall not apply with respect to any costs or expenses arising out of any claim by any Person other than the beneficiary or account party under the relevant Letter of Credit unless such costs and expenses shall have been reasonably incurred.
Nothing in this subsection (k) is intended to limit the obligations of the Borrower under any other provision of this Agreement.
   (l) Each Bank shall, ratably in accordance with its Percentage, indemnify each LC Issuing Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees= gross negligence or willful misconduct or such LC Issuing Bank=s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.16 or any action taken or omitted by such indemnitees hereunder.
   (m) In its capacity as a Bank, each LC Issuing Bank shall have the same rights and obligations as any other
Bank. The obligations of the LC Issuing Banks under the Financing Documents are several and not joint.
     Section 2.17.  Maximum Interest Rate.  (a)
Nothing contained in this Agreement or the Notes shall require the Borrower to pay interest for the account of any Bank at a rate exceeding the maximum rate permitted by applicable law.

   (b) If the amount of interest payable for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to Section 2.07, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.
   (c) If the amount of interest payable for the account of any Bank in respect of any interest computation period is reduced pursuant to subsection
(b) of this Section and the amount of interest payable for its account in respect of any subsequent interest computation period, computed pursuant to Section 2.07, would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this subsection (c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to subsection (b) of this Section.
                       ARTICLE 3

                      Conditions

     Section 3.1.  Conditions to Effectiveness.  This
Agreement shall become effective on the date on which all of the following conditions to effectiveness shall be satisfied (but shall not become effective unless such date is on or before January 2, 1997):

       (a) the Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Agent shall have received in form satisfactory to it facsimile or other written confirmation from such party that it has executed a counterpart hereof);

       (b) the Agent shall have received a duly executed Note for the account of each Bank dated on or before the Effective Date complying with the provisions of Section 2.05;

       (c) the Agent shall have received counterparts of a Subsidiary Guaranty Agreement, substantially in the form of Exhibit H hereto, duly executed by each of the Obligors listed on the signature pages thereof;

       (d) the Borrower shall have paid in full (or made arrangements satisfactory to the Agent for paying in full) on the Effective Date all loans outstanding under the Existing Agreement, all interest and fees accrued under the Existing
  Agreement to but excluding the Effective Date and all other amounts (if any) then due and payable by the Borrower thereunder;

       (e) the Agent shall have received an opinion of Eberhard G.H. Schmoller, Esq., general counsel for the Borrower, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

       (f) the Agent shall have received an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required
  Banks may reasonably request;

       (g) the Agent shall have received a certificate of an officer of the Borrower stating that the distribution of the capital stock of Consolidated
  Freightways Corporation to the Borrower=s shareholders pursuant to the Spin-Off has commenced;

       (h) the Agent shall have received a copy of a favorable private letter ruling from the Internal
  Revenue Service to the effect that the Spin-Off will be "tax free" to the Borrower; and

       (i) the Agent shall have received all documents the Agent may reasonably request relating to the existence of the Obligors, the corporate authority for and the validity of the Financing Documents and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

The Agent shall promptly notify the Borrower, the Banks and the LC Issuing Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

     Section 3.2.  Consequence of Effectiveness.  (a)
On the Effective Date, without further action by any of the parties thereto, (i) the Existing Agreement will be automatically amended and restated to read as this Agreement reads, (ii) the rights and obligations of the Terminating Banks under the Existing Agreement will terminate, provided that their rights under Sections
2.13, 8.04, and 9.03(b) of the Existing Agreement will survive, and (iii) the obligations of the Subsidiary
Guarantors under the existing Subsidiary Guaranty
Agreement dated as of January 10, 1995 will terminate.

   (b) On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof, and the rights and obligations of the parties hereto that are also parties to the Existing Agreement with respect to the period prior to the Effective Date shall continue to be governed by the provisions thereof as in effect prior to the Effective
Date, except that all interest and fees accrued under the Existing Agreement to but excluding the Effective
Date shall be paid on the Effective Date.
     Section 3.3.  Credit Extensions.  The obligation
of any Bank to make a Loan on the occasion of any Borrowing and the obligation of an LC Issuing Bank to issue or extend a Letter of Credit on the occasion of a request therefor by the Borrower (or to permit an automatic extension of an "evergreen" Letter of Credit) are each subject to the satisfaction of the following conditions (in addition to those set forth in Section
2.16(d), if applicable):

       (a) receipt (i) by the Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, as the case may be, in the case of a Borrowing or (ii) by such LC Issuing Bank of a notice as required by
  Section 2.16, in the case of a Letter of Credit;

       (b) the fact that, after giving effect to such Credit Extension, the Aggregate Usage will not exceed the aggregate amount of the Commitments;

       (c) the fact that, immediately before and after such Credit Extension, no Default shall have occurred and be continuing; and

       (d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Credit Extension.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in clauses (b), (c) and (d) of this Section.




                       ARTICLE 4

            Representations and Warranties

     The Borrower represents and warrants that:

     Section 4.1.  Corporate Existence and Power.  The
Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     Section 4.2.  Corporate and Governmental
Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Financing Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Obligor or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or any Subsidiary or result in the creation or imposition of any Lien on any asset of such Obligor or any Subsidiary.

     Section 4.3.  Binding Effect.  This Agreement
constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors= rights generally and general principles of equity. The Subsidiary Guaranty
Agreement, when executed and delivered by each Obligor, will constitute a valid and binding agreement of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors= rights generally and general principles of equity.

     Section 4.4.  Financial Information.  (a)      The
consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1995 and the related statements of consolidated income, consolidated cash flows and consolidated shareholders= equity for the fiscal year then ended, reported on by Arthur Andersen LLP and set forth in the Borrower=s
1995 Annual Report to Shareholders, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

   (b) The unaudited condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited condensed statements of consolidated income and consolidated cash flows for the six months then ended, set forth in the Borrower=s quarterly report for the fiscal quarter ended June 30, 1996 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).
   (c) Excluding the effects of the Spin-Off, as such effects were projected in the Borrower=s current report on Form 8-K dated August 26, 1996, there has been no material adverse change since June 30, 1996 in the business, financial position, results of operations or prospects of the Borrower and its Consolidated
Subsidiaries, considered as a whole.
     Section 4.5.  Litigation.  There is no action,
suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official
(i) in which there is a reasonable possibility that a final judgment in excess of $30,000,000 will be entered or filed against the Borrower or any of its Subsidiaries, (ii) in which there is a reasonable possibility of an adverse decision which could, in a manner not involving the payment of damages, materially adversely affect the business of the Borrower and its Subsidiaries, considered as a whole, or (iii) which in any manner draws into question the validity of any Financing Document.

     Section 4.6.  Compliance with ERISA.  Each member
of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal
Revenue Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue
Code with respect to each Plan, except to the extent that noncompliance could not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries. No member of the ERISA
Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer
Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 4.7.  Environmental Matters.  In the
ordinary course of its business, the Borrower conducts
periodic reviews of the effect of Environmental Laws on
the business, operations and properties of the Borrower
and its Subsidiaries, in the course of which it
identifies and evaluates associated liabilities and
costs (including, without limitation, any capital or
operating expenditures required for clean-up or closure
of properties presently or previously owned, any
capital or operating expenditures required to achieve
or maintain compliance with environmental protection
standards imposed by law or as a condition of any
license, permit or contract, any related constraints on
operating activities, including any periodic or
permanent shutdown of any facility or reduction in the
level of or change in the nature of operations
conducted thereat, any costs or liabilities in
connection with off-site disposal of wastes or
Hazardous Substances, and any actual or potential
liabilities to third parties, including employees, and
any related costs and expenses).   On the basis of such
reviews, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely (after taking into account the Borrower=s reserves for such liabilities and costs) to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     Section 4.8.  Taxes.  United States Federal income
tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended
December 31, 1983. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     Section 4.9.  Subsidiaries.  Each of the
Borrower=s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each Subsidiary Guarantor is a Wholly-Owned
Subsidiary of the Borrower.

     Section 4.10.  Not an Investment Company.  The
Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.11.  Full Disclosure.  All information
heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The
Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, operations or financial condition of the Borrower and its Consolidated
Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

     Section 4.12.  Spin-Off.  The Spin-Off will be
"tax free" to the Borrower as described in the ruling referred to in Section 3.01(h).



                       ARTICLE 5

                       Covenants

     The Borrower agrees that, so long as any Bank has any Commitment or any Outstanding LC Exposure hereunder or any amount payable under any Note remains unpaid:

     Section 5.1.  Information.  The Borrower will
deliver to each of the Banks:

       (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related audited statements of consolidated income, consolidated cash flows and consolidated shareholders= equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange
  Commission by Arthur Andersen LLP or other independent public accountants of nationally recognized standing;

       (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related condensed statement of income for such quarter and the related condensed statements of income and consolidated cash flows for the portion of the Borrower=s fiscal year ended at the end of such quarter, setting forth in the case of such statements of consolidated income and consolidated cash flows in comparative form the figures for the corresponding periods of the Borrower=s previous fiscal year, all certified
  (subject to normal year-end adjustments) as to fairness of presentation and consistency by the chief financial officer or the chief accounting officer of the Borrower;

       (c) simultaneously with the delivery of each set of financial statements referred to in clauses
  (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.07, 5.08, 5.09 and 5.12 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

       (d) simultaneously with the delivery of each set of financial statements referred to in clause
  (a) above, a statement of the firm of independent public accountants which reported on such statements
  (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer=s certificate delivered simultaneously therewith pursuant to clause (c) above;

       (e) within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

       (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

       (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange
  Commission;

       (h) if and when any member of the ERISA Group
  (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section
  4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, which could, when aggregated with any liability incurred after June
  30, 1996 by any member of the ERISA Group as a result of any other such withdrawal liability, reorganization, insolvency or termination, give rise to aggregate liabilities of the ERISA Group in excess of $5,000,000, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability
  (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, which could, when aggregated with any liability incurred after June 30, 1996 by any member of the ERISA Group as a result of any other such withdrawal, give rise to aggregate liabilities of the ERISA Group in excess of $5,000,000, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

       (i) from time to time such additional
  information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

     Section 5.2.  Payment of Obligations.  The
Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same are contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

     Section 5.3.  Maintenance of Property; Insurance.
(a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

   (b) The Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance against liabilities to third parties, casualties affecting property used in its business and other risks of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided that, in lieu of any such insurance, the Borrower or any Subsidiary may maintain a system or systems of self-insurance and reinsurance which will accord with sound practices of similarly situated corporations maintaining such systems and with respect to which the Borrower or such Subsidiary will maintain adequate insurance reserves, all in accordance with generally accepted accounting principles and in accordance with sound insurance principles or practice.
     Section 5.4.  Conduct of Business and Maintenance
of Existence. The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) any merger or consolidation permitted by Section 5.10 or (ii) the termination of the corporate existence of any Subsidiary (other than a Subsidiary Guarantor) if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

     Section 5.5.  Compliance with Laws.  The Borrower
will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) failures to comply therewith could not, in the aggregate, have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated
Subsidiaries.

     Section 5.6.  Inspection of Property, Books and
Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause its Subsidiaries (except Insignificant
Subsidiaries) to permit, representatives of any Bank, at such Bank=s expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent accountants, in each case to the extent reasonably requested by such Bank to enable it to evaluate the credit of the Borrower and the Subsidiary Guarantors, confirm the Borrower=s compliance with the provisions of the Financing
Documents, exercise and enforce such Bank=s rights under the Financing Documents or otherwise make decisions relating thereto, but subject to any limitations imposed by law or by confidentiality agreements binding on the Borrower or the relevant
Subsidiary. Such visits, inspections, examinations and discussions shall be conducted at such reasonable times and as often as the relevant Bank or Banks may reasonably request.

     Section 5.7.  Debt.  (a)  The ratio of
Consolidated Debt to Consolidated Net Worth shall not at any time exceed 1.65 to 1.

   (b) Total Debt of all Subsidiaries will at no time exceed $50,000,000; provided that, for purposes of this subsection (b), such total Debt shall not include:

       (i) Debt of a Subsidiary owing to the Borrower;

       (ii) Debt of a Subsidiary owing to another
  Subsidiary (except, in the case of Debt held by a Subsidiary that is not wholly owned, directly or indirectly, by the Borrower, the portion of such Debt allocable, on a pro rata basis, to the minority interest);

       (iii) Guarantees by a Subsidiary of Debt of the Borrower or Debt of another Subsidiary;

       (iv) Debt of a Subsidiary outstanding on June
  30, 1996 or any refinancing of such Debt, provided that the principal amount of refinancing Debt excluded from total Debt pursuant to this clause
  (iv) shall not exceed the principal amount of the Debt refinanced thereby;

       (v) Debt of a Subsidiary secured by a purchase money Lien permitted by Section 5.09(c); provided that the aggregate outstanding principal amount of all Debt excluded from total Debt pursuant to this clause (v) shall not at any time exceed
  $150,000,000;

       (vi) for a period of 90 days after the
  Effective Date (but not thereafter), Debt outstanding under the Emery Receivables Facility not exceeding $35,000,000 in aggregate outstanding principal amount; and

       (vii) Guarantees by a Subsidiary of Debt of an ESOP Trust.

As used herein, the term "ESOP Trust" means a trust created under an employee stock ownership plan as defined in Section 407(d)(6) of ERISA which purchases capital stock of the relevant Subsidiary for the benefit of employees of such Subsidiary and its subsidiaries.

     Section 5.8.  Minimum Consolidated Net Worth.
Consolidated Net Worth shall not at any time be less than $350,000,000; provided that such amount shall be increased (i) as of December 31, 1996 by an amount equal to 50% of the consolidated net income of the Borrower and its Consolidated Subsidiaries for the six months then ended, if such consolidated net income is positive, and (ii) as of the last day of each fiscal year thereafter by an amount equal to 50% of the consolidated net income of the Borrower and its Consolidated Subsidiaries for such fiscal year, if such consolidated net income is positive.

     Section 5.9.  Negative Pledge.  Neither the
Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

       (a) Liens existing on the date of this
  Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $115,000,000;

       (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event at the request of the Borrower or any of its Subsidiaries or for the benefit of any of their respective creditors;

       (c) any purchase money Lien on any property constituting a fixed asset or a surface or air transportation vehicle used in the freight business hereafter acquired by the Borrower or any Subsidiary or hereafter constructed or improved by the Borrower or any Subsidiary, to secure or provide for the payment of all or a part of the purchase price thereof, or any Debt incurred to finance the purchase thereof or cost of construction or cost of improvement of such property and for which a bona fide firm commitment in writing was executed prior to, contemporaneously with or within 180 days after acquisition of such property, or the completion of construction or improvement thereof, as the case may be, provided that no such Lien shall extend to any other property of the Borrower or any Subsidiary;

       (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event at the request of the Borrower or any of its Subsidiaries or for the benefit of any of their respective creditors;

       (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition at the request of the Borrower or any of its Subsidiaries or for the benefit of any of their respective creditors;

       (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

       (g) any Lien on (i) the common stock of any Subsidiary Guarantor, but only if after giving effect to such Lien, the Borrower would own, directly or indirectly, at least 80% of the common stock of such Subsidiary Guarantor free and clear of Liens or (ii) the common stock of any other
  Subsidiary;

       (h) Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding
  $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

       (i) Liens securing the Emery Receivables
Facility;

       (j) any Lien (other than Liens securing the Emery Receivables Facility) on accounts receivable if, immediately after such Lien arises, the aggregate uncollected balance of all accounts receivable sold or subjected to Liens (other than Liens securing the Emery Receivables Facility) by the Borrower and its Subsidiaries (excluding accounts receivable charged off in accordance with the charge-off policies applicable to the unsold accounts receivable of the Borrower and its Subsidiaries) would not exceed 10% of the consolidated accounts receivable of the Borrower and its Subsidiaries as of the end of its then most recently ended fiscal quarter; and

       (k) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed the sum of $15,000,000 plus 10% of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter of the Borrower.

     Section 5.10.  Consolidations, Mergers and Sales
of Assets. The Borrower will not, and will not permit any Subsidiary to, consolidate or merge with, or sell, lease or otherwise transfer any of its assets to, any Person, except that nothing in this Section 5.10 shall prohibit:

       (a) the merger of a Subsidiary into the
  Borrower,

       (b) the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary,

       (c) the sale, lease or other transfer of any aircraft either (i) in the ordinary course of business or (ii) for fair value if after giving effect thereto, the aggregate consideration received for all aircraft sold, leased or otherwise transferred under this clause (ii) during any fiscal year of the Borrower does not exceed $150,000,000;

       (d) any sale, lease or other transfer of any asset (including aircraft not permitted to be sold, leased or otherwise transferred pursuant to clause
  (c) above) either (i) in the ordinary course of business or (ii) for fair value if after giving effect thereto, the aggregate consideration received for all of their assets sold, leased or otherwise transferred under this clause (ii) during any fiscal year of the Borrower does not exceed $100,000,000;
  or

       (e) the Spin-Off;

provided that, in the case of (x) any such merger or consolidation or (y) any such sale, lease or other transfer of any asset not in the ordinary course of business, no Default shall have occurred and be continuing after giving effect thereto.

     Section 5.11.  Use of Proceeds.  The proceeds of
the Loans made under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

     Section 5.12.  Fixed Charge Coverage.  The ratio
of Consolidated EBITDAR to Consolidated Fixed Charges will not, for any period of four consecutive fiscal quarters, be less than 1.875 to 1.

     Section 5.13.  Transactions with Third Party
Affiliates.   The Borrower will not, and will not
permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment
(whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Third Party
Affiliate; provided that nothing in this Section 5.13 shall prohibit:

       (a) the Borrower from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing;

       (b) the Borrower or any Subsidiary from making sales to or purchases from any Third Party Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Third Party Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on an arm=s-length basis;

       (c) the Borrower or any Subsidiary from making payments of principal, interest and premium on any Debt of the Borrower or such Subsidiary held by a Third Party Affiliate if the terms of such Debt are established on an arm=s-length basis; or

       (d) the Borrower or any Subsidiary from
  participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Third Party Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Third
  Party Affiliate participates.



                       ARTICLE 6

                       Defaults

     Section 6.1.  Events of Default.  If one or more
of the following events ("Events of Default") shall have occurred and be continuing:

       (a) the Borrower shall fail to pay any
  principal of any Loan or Reimbursement Obligation when due, or shall fail to pay within three Domestic
  Business Days of the due date thereof any interest, fees or other amount payable hereunder;

       (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.12, inclusive, or in Section 3.01 of the Subsidiary Guaranty Agreement;

       (c) the Borrower shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

       (d) any representation, warranty, certification or statement made by the Borrower in any Financing
  Document or any amendment thereof or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

       (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt within three Domestic Business Days after such payment is due or, if longer, within any grace period otherwise applicable to such payment;

       (f) any event or condition shall occur which results in the acceleration of the maturity of Material Debt or enables the holders of Material
  Debt or any Person acting on their behalf to accelerate the maturity thereof, or any default by the Borrower or any Subsidiary shall occur which results in the termination of Material Commitments prior to the scheduled termination thereof or enables Persons extending Material Commitments to terminate such Material Commitments prior to the scheduled termination thereof;

       (g) the Borrower or any Subsidiary (except
  Insignificant Subsidiaries) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

       (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary (except Insignificant Subsidiaries) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary
  (except Insignificant Subsidiaries) under the federal bankruptcy laws as now or hereafter in effect;

       (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $35,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA
  Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material
  Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $35,000,000;

       (j) a final judgment or order for the payment of money in excess of $35,000,000 shall be entered or filed against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied, unvacated and unstayed for a period of 30 days;

       (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities
  Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower, or Continuing Directors shall cease to constitute a majority of the Borrower=s board of directors;

       (l) the Borrower shall cease to own, directly or indirectly, at least 80% of the common stock of each Subsidiary Guarantor free and clear of all Liens; or

       (m) the Borrower or any Subsidiary Guarantor shall take any action that causes the guarantee by any Subsidiary Guarantor set forth in the Subsidiary
  Guaranty Agreement to be revoked or invalidated, or to cease to be in full force and effect (other than pursuant to Section 4.03 of the Subsidiary Guaranty
  Agreement), or the Borrower or any Subsidiary
  Guarantor (or any Person acting on behalf of the Borrower or any Subsidiary Guarantor) shall deny or disaffirm any of the obligations of any Subsidiary
  Guarantor set forth in the Subsidiary Guaranty
  Agreement;

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by Banks holding Notes evidencing at least 60% in aggregate principal amount of the Loans outstanding, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Obligor, without any notice to the Obligors or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes
(together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 6.2.  Notice of Default.  The Agent shall
give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

     Section 6.3.  Cash Cover.  The Borrower agrees, in
addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent upon instruction from Banks having at least 60% of the aggregate amount of the Outstanding LC Exposures, pay
(and, in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Obligor, forthwith, without any demand or the taking of any other action by the Agent or any Bank, it shall pay) to the Agent an amount in immediately available funds equal to the then aggregate amount of the LC Liabilities to be held as security therefor for the benefit of the Banks and the LC Issuing Banks.



                       ARTICLE 7

              The Agent and the Co-Agents

     Section 7.1.  Appointment and Authorization.  Each
Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

     Section 7.2.  Agent and Affiliates.  Morgan
Guaranty Trust Company of New York and each Bank identified as a Co-Agent herein shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent or a Co-Agent.
Morgan Guaranty Trust Company of New York and each Bank identified as a Co-Agent herein and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent or a Co-Agent hereunder.

     Section 7.3.  Action by Agent.  The obligations of
the Agent under the Financing Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default
(except as expressly provided in Article 6) and shall not have a fiduciary relationship with any Bank.

     Section 7.4.  Consultation with Experts.  The
Agent may consult with legal counsel (who may be counsel for an Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 7.5.  Liability of Agent.  Neither the
Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct.
Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Financing Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of the Financing Documents or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     Section 7.6.  Indemnification.  Each Bank shall,
ratably in accordance with its Percentage, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees= gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     Section 7.7.  Credit Decision.  Each Bank
acknowledges that it has, independently and without reliance upon the Agent, the Co-Agents or any other
Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, the Co-Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

     Section 7.8.  Successor Agent.  The Agent may
resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, after consultation with the Borrower, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent=s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

     Section 7.9.  Agent=s Fee.  The Borrower shall pay
to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

     Section 7.10.  Co-Agents.  No Bank identified as a
"Co-Agent" herein shall have any right, power, obligation, liability, responsibility or duty of any kind under the Financing Documents (except those applicable to it in its capacity as a Bank) or any fiduciary relationship with any other Bank.



                       ARTICLE 8

                Change in Circumstances

     Section 8.1.  Basis for Determining Interest Rate
Inadequate or Unfair . If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

       (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or
       (b) in the case of CD Loans or Euro-Dollar
  Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted CD Rate or the Adjusted
  London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-
Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto, unless the Borrower shall have elected pursuant to Section 2.10 to convert such CD Loan or Euro-Dollar Loan into a Fixed
Rate Loan of the other type and the circumstances described in Sections 8.01(a) and 8.01(b) do not exist with respect to such other type. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed
Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR
Borrowing, the Money Market LIBOR Loans comprising such
Borrowing shall bear interest on the unpaid principal amount thereof for each day from and including the first day to but excluding the last day of the Interest
Period applicable thereto at the Base Rate for such day.

     Section 8.2.  Illegality.  If, on or after the
date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending
Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending
Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending
Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.
If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate
Loan either (a) on the last day of the then current
Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day.

     Section 8.3.  Increased Cost and Reduced Return.
(a) If on or after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed
Loans or (y) the date of the related Money Market
Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve
(including, without limitation, any such requirement imposed by the Board of Governors of the Federal
Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable
Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable
Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make
Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable
Lending Office) of making or maintaining any Fixed Rate
Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending
Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

   (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank=s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank
(with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.
   (c) Each Bank will use its best efforts promptly to notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different
Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
     Section 8.4.  Taxes.  (a)  Any and all payments by
the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank=s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions
(including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Agent
(as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

   (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note
(hereinafter referred to as "Other Taxes").
   (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes
(including, without limitation, any Taxes or Other
Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes demand therefor.
   (d)  Each Bank organized under the laws of a
jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or
4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 8.04(a).
   (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) with respect to Taxes imposed by the United States; provided that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
   (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
     Section 8.5.  Base Rate Loans Substituted for
Affected Fixed Rate Loans. (a) If (i) the obligation of any Bank to make, or continue or convert outstanding
Loans as or into, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days= prior notice to such Bank through the Agent, have elected that the provisions of this Section 8.05(a) shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall be made instead as Base Rate Loans
(on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks). If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, the principal amount of each such Base
Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other
Banks.

   (b)  If (i) any Bank has demanded compensation under
Section 8.03 with respect to its CD Loans or Euro-
Dollar Loans or (ii) the Borrower has become obligated to pay any Taxes or other amounts to or for the account of any Bank pursuant to Section 8.04, and the Borrower shall, by at least five Euro-Dollar Business Days= prior notice to the Banks through the Agent, have elected that the provisions of this Section 8.05(b) shall apply to all of the Banks, then the Borrower shall, on the fifth Euro-Dollar Business Day following such notice, prepay in full the then outstanding principal amount of each outstanding Euro-Dollar Loan or CD Loan, as the case may be, of each Bank, together with accrued interest thereon.
     Section 8.6.  Substitution of Banks.  If (i) any
Bank has demanded compensation under Section 8.03 or
(ii) the Borrower has become obligated to pay any Taxes or other amounts to or for the account of any Bank pursuant to Section 8.04 (such Bank, in either case, being called a "Selling Bank"), the Borrower shall have the right, with the assistance of the Agent, to seek one or more banks or other institutions satisfactory to the Borrower, the LC Issuing Banks and the Agent
(collectively, the "Purchasing Banks") willing to purchase the Selling Bank=s Note and its share of any unpaid Reimbursement Obligations and assume the Commitment of the Selling Bank, all on the terms specified in this Section 8.06. The Selling Bank shall be obligated to sell its Note and its share of any unpaid Reimbursement Obligations to such Purchasing
Bank or Banks (which may include one or more of the Banks) within 15 days after receiving notice from the Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon to but excluding the date of sale. In connection with any such sale, and as a condition thereof, the Borrower shall pay to the Selling Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Selling Bank at least two Domestic
Business Days prior to such sale, (i) the amount of any compensation which would be due to the Selling Bank under Section 2.14 if the Borrower had prepaid the outstanding Fixed Rate Loans of the Selling Bank on the date of such sale and (ii) any additional compensation, Taxes or other amounts accrued for its account under
Section 8.03 or 8.04, as applicable, to but excluding said date (it being understood that the Selling Bank shall retain its right to be compensated after the date of such sale for any such accrued amounts remaining unpaid). Upon such sale, the Purchasing Bank or Banks shall assume the Commitment of the Selling Bank, and the Selling Bank shall be released from its obligations hereunder to a corresponding extent. If any Purchasing
Bank is not already one of the Banks, the Selling Bank, as assignor, such Purchasing Bank, as assignee, the Borrower, the LC Issuing Banks and the Agent shall enter into an assignment and assumption agreement substantially in the form of Exhibit G hereto, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an Assignee hereunder and shall have all the rights and obligations of a Bank with a Commitment equal to its ratable share of the Commitment of the Selling Bank. Upon the consummation of any sale pursuant to this Section 8.06, the Selling Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, each Purchasing Bank receives a new Note. If the Selling
Bank is also an LC Issuing Bank, its obligation to issue or extend Letters of Credit (or permit an automatic extension of an "evergreen" Letter of Credit) shall terminate concurrently with such sale and its status as an LC Issuing Bank (but not its right to indemnification hereunder) shall terminate when the LC
Liabilities relating to all Letters of Credit issued by it have been reduced to zero.



                       ARTICLE 9

                     Miscellaneous

     Section 9.1.  Notices.  All notices, requests and
other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, an LC
Issuing Bank, a Co-Agent or the Agent, at its address or telex number or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex number or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex number or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile transmission number specified in or pursuant to this Section 9.01 and telephonic confirmation of receipt thereof is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section;
provided that notices to the Agent or the LC Issuing
Banks under Article 2 or Article 8 shall not be effective until received.

     Section 9.2.  No Waivers.  No failure or delay by
the Agent, any Bank or any LC Issuing Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.3.  Expenses; Indemnification.  (a) The
Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of the Financing
Documents, any waiver or consent thereunder or any amendment thereof or any Default thereunder or any event or condition reasonably alleged by any Bank to be a possible Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

   (b) The Borrower agrees to indemnify the Agent, each Co-Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Financing
Documents (other than the provisions thereof relating to Letters of Credit as to which indemnification is provided in Section 2.16(k)) or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee=s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.
     Section 9.4.  Sharing of Set-offs.  Each Bank
agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive (i) payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank or (ii) payment of a proportion of its participation in the LC Liabilities which is greater that the proportion received by any other Bank in respect of its participation in the LC
Liabilities, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes or the LC Liabilities (as the case may be) held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata and all such payments with respect to the LC
Liabilities shall be shared pro rata by the Banks participating therein; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes and the LC Liabilities.
The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or the LC Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     Section 9.5.  Amendments and Waivers.  Any
provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent or any LC Issuing Bank are affected thereby, by the Agent or such LC Issuing Bank, as the case may be);
provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder,
(iii) postpone the date fixed for any payment of principal of or interest on any Loan, any Reimbursement
Obligation or any fees hereunder or for any termination of any Commitment or (iv) change any provision of this Section or change the percentage of the Commitments, the Outstanding Credit Exposures or the Outstanding LC
Exposures or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of the Financing Documents.

     Section 9.6.  Successors and Assigns.  (a)  The
provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

   (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans or its Outstanding LC Exposure. Within five Domestic Business Days after such grant, unless such grant consists solely of a participating interest in the Money Market Loans of such Bank, such Bank shall notify the Borrower of the name of such Participant and the amount of its participating interest. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower or the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank=s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant.
The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or
(d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection
(b).
   (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or, subject to the next sentence, a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto (an "Assignment and Assumption
Agreement") executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower (which shall not be unreasonably withheld), the LC Issuing Banks and the Agent; provided that if an Assignee is another Bank or an affiliate of such transferor Bank, the consent of the Borrower and the Agent shall not be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. No assignment of only a proportionate part of the rights and obligations of a Bank under this Agreement and the Notes may be made unless each of (i) the part assigned (i.e., the "Assigned Amount" set forth in the related Assignment and Assumption Agreement) and (ii) the part retained by the transferor Bank equals or exceeds $10,000,000.
Upon execution and delivery of an Assignment and Assumption Agreement and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor
Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor
Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with
Section 8.04.
   (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
   (e) No Assignee, Participant or other transferee of any Bank=s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower=s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable
Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     Section 9.7.  Collateral.  Each of the Banks
represents to the Agent and each of the other Banks that it in good faith is not relying upon any Amargin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 9.8.  Governing Law; Submission to
Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States
District Court for the Southern District of New York and of any New York State court sitting in New York
City for purposes of all legal proceedings arising out of or relating to the Financing Documents or the transactions contemplated thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 9.9.  Counterparts; Integration.  This
Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     Section 9.10.  Waiver of Jury Trial.  EACH OF THE
BORROWER, THE AGENT, THE CO-AGENTS, THE LC ISSUING
BANKS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND
ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING
ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS
OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     Section 9.11.  Confidentiality.  The Agent, each
LC Issuing Bank and each Bank agrees to keep confidential any proprietary or financial information obtained by the Agent, such LC Issuing Bank or such Bank, as the case may be, based on a review of the books and records of the Borrower or any Subsidiary pursuant to Section 5.06 and any other information to the extent such information has been stated by the Borrower to be confidential; provided that nothing herein shall prevent the Agent, any LC Issuing Bank or any Bank from disclosing such information (i) to the Agent, any LC Issuing Bank or any other Bank in connection with the transactions contemplated by the Financing Documents, (ii) to the officers, directors, employees, agents, attorneys and accountants of such party and its affiliates who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed, (vi) which has been obtained from any Person other than the Borrower and its Subsidiaries, provided that such Person is not known to it to be bound by a confidentiality agreement with the Borrower or its Subsidiaries or known to it to be otherwise prohibited from transmitting the information to it by a contractual, legal or fiduciary obligation,
(vii) in connection with the exercise of any remedy under the Financing Documents or (viii) to any actual or proposed participant or assignee of all or any of its rights under the Financing Documents, provided that such proposed participant or assignee shall have agreed in writing, for the benefit of the Borrower as a third-party beneficiary, to be bound by the provisions of this Section.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.5

                      CONSOLIDATED FREIGHTWAYS, INC.


                      By /s/ R. Guy Kraines
                        Title: Assistant Treasurer
                      3240 Hillview Avenue
                      Palo Alto, California  94304
                      Facsimile number:  (415) 813-
0158
                      Telephone number:  (415) 813-
5321


                      MORGAN GUARANTY TRUST COMPANY
                        OF NEW YORK


                      By /s/ Diana H. Imhof
                        Title: Vice President


                      ABN-AMRO BANK, N.V.


                      By /s/ Jeffrey A. French
                          Title: Group Vice President
                                 & Director

                      By /s/ L.T. Osborne
                        Title: Group Vice President



                      BANK OF AMERICA NATIONAL TRUST
                      AND SAVINGS ASSOCIATION

                      By /s/ James P. Johnson
                        Title: Vice President


                      THE FIRST NATIONAL BANK OF
                        CHICAGO


                        By /s/ David Dixon
                        Title: Authorized Agent


                      MELLON BANK, N.A.

                      By /s/ Mack Clapp
                        Title: First Vice President



                      THE BANK OF NEW YORK

                      By /s/ Elizabeth T. Ying
                        Title: Vice President




                      CREDIT SUISSE

                      By /s/ Maria N. Gaspara
                        Title: Associate


                      By /s/ Marilou Palenzuela
                        Title: Member of Senior
                        Management




                      THE INDUSTRIAL BANK OF JAPAN,
                        LIMITED, SAN FRANCISCO AGENCY


                      By /s/ Yoh Nakahara
                        Title: General Manager




                      NATIONSBANK OF TEXAS, N.A.

                      By /s/ Chas A. McDonell
                        Title: Vice President





                      PNC BANK, NATIONAL ASSOCIATION

                      By /s/ Phil Liebscher
                        Title: Vice President



                      UNION BANK OF CALIFORNIA, N.A.

                      By /s/ Robert John Vernagallo
                        Title: Vice President



                      UNITED STATES NATIONAL BANK OF OREGON

                      By /s/ Dale Parshall
                        Title: Assistant Vice President







                      ABN-AMRO BANK, N.V.,
                        as LC Issuing Bank
                      101 California Street
                      Suite 4550
                      San Francisco, CA 94111-5612
                      Attn:Jeffrey A. French

                      Telex number:  278137 ABNSF UR
                      Facsimile number:  (415) 362-3524
                       Telephone number:  (415) 984-3703

                      By /s/ Jeffrey A. French
                        Title: Group Vice President & Director

                      By /s/ L.T. Osborne
                          Title: Group Vice President


                      BANK OF AMERICA NATIONAL TRUST
                        AND SAVINGS ASSOCIATION,
                          as LC Issuing Bank


                      By /s/ James P. Johnson
                        Title: Vice President
                      555 California Street
                      San Francisco, CA 94104
                      Attn:James P. Johnson


                      Facsimile number:  (415) 622-4585
                      Telephone number:  (415) 622-2126

                      with a copy to:

                      Bank of America National Trust and
                        Savings Association
                      1850 Gateway Boulevard
                      Concord, CA 94520
                      Attn:Jill Wilson
                           Customer Services Officer
                           Global Payment Operations
                      Domestic Account Administration 5693
                      Facsimile number:  (510) 885-7531
                      Telephone number:  (510) 885-7040


                      THE FIRST NATIONAL BANK OF
                        CHICAGO, as LC Issuing Bank


                      By /s/ David Dixon
                        Title: Authorized Agent
                      One First National Plaza
                      10th Floor, Suite 0374
                      Chicago, Illinois  60670
                      Attention:David Dixon

                      Facsimile number:  (312) 732-3885
                      Telephone number:  (312) 732-8142

                      with a copy to:

                      The First National Bank of Chicago
                      300 South Riverside Plaza
                      7th Floor
                      Chicago, Illinois  60670
                      Attention:Mark Klatt
                      Facsimile number:  (312) 954-1963
                      Telephone number:  (312) 954-1906
                      MORGAN GUARANTY TRUST COMPANY
                        OF NEW YORK, as LC Issuing Bank


                      By /s/ Diana H. Imhof
                          Title: Vice President
                      J.P. Morgan Services Inc.
                      Attention: International Trade Services
                      500 Stanton Christiana Road
                      Newark, Delaware  19713

                      Facsimile number:  (302) 634-1838
                      Telephone number:  (302) 634-1825

                      with a copy to:

                      60 Wall Street
                      New York, New York  10260-0060
                      Attention:Diana Imhof

                      Telex number:  177615
                      Facsimile number:  (212) 648-5018
                      Telephone number:  (212) 648-6948
                      ABN-AMRO BANK, N.V.,
                        as Co-Agent
                      101 California Street
                      Suite 4550
                      San Francisco, CA 94111-5612
                      Attn:Jeffrey A. French

                      Telex number:  278137 ABNSF UR
                      Facsimile number:  (415) 362-3524
                      Telephone number:  (415) 984-3703


                      By /s/ Jeffrey A. French
                        Title: Group Vice President & Director

                      By /s/ L.T. Osborne
                          Title: Group Vice President


                      BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION,
                        as Co-Agent
                      555 California Street
                      San Francisco, CA 94104
                      Attn:James P. Johnson

                      Credit Products 3838
                      Facsimile number:  (415) 622-4585
                      Telephone number:  (415) 622-2126


                      By /s/ James P. Johnson
                        Title: Vice President

                      THE FIRST NATIONAL BANK OF
                        CHICAGO, as Co-Agent


                      By /s/ David Dixon
                          Title: Authorized Agent
                      One First National Plaza
                      10th Floor, Suite 0374
                      Chicago, Illinois  60670
                      Attention:David Dixon

                      Facsimile number:  (312) 732-3885
                      Telephone number:  (312) 732-8142

                      MORGAN GUARANTY TRUST COMPANY
                        OF NEW YORK, as Agent


                      By /s/ Diana H. Imhof
                        Title: Vice President
                      J.P. Morgan Services Inc.
                      500 Stanton Christiana Road
                      Newark, Delaware  19713
                      Attention:Jeannie Mattson
                      Facsimile number:  (302) 634-1092
                      Telephone number:  (302) 634-1938

                      with a copy to:

                      60 Wall Street
                      New York, New York  10260-0060
                      Attention:Diana Imhof

                      Telex number: 177615
                      Facsimile number:  (212) 648-5018
                      Telephone number:  (212) 648-6948

          The undersigned Terminating Banks sign this amendment and restatement of the Existing Agreement solely for the purpose of satisfying the provisions of Section 9.05 thereof requiring such an amendment to be signed by all Banks party thereto. The signatures of the undersigned Terminating Banks shall be effective when, and only when, the Agent receives for their account payment of all principal of and accrued interest on their respective loans outstanding under the Existing Credit Agreement on the Effective Date.


                      THE LONG-TERM CREDIT BANK OF JAPAN, LTD.,
                      LOS ANGELES AGENCY


                      By /s/ Motokazu Uematsu
                        Title: Deputy General Manager



                      FIRST INTERSTATE BANK OF OREGON, N.A.


                      By /s/ Daniel S. Park
                        Title: Vice President


                  COMMITMENT SCHEDULE


                    bank                              commitment

Morgan Guaranty Trust Company of New York            $35,000,000

ABN-AMRO Bank N.V.                                   $35,000,000

Bank of America National Trust and Savings           $35,000,000
Association

The First National Bank of Chicago                   $35,000,000

Mellon Bank, N.A.                                    $35,000,000

The Bank of New York                                 $25,000,000

Credit Suisse                                        $25,000,000

The Industrial Bank of Japan, Limited                $25,000,000
San Francisco Agency

NationsBank of Texas, N.A.                           $25,000,000

PNC Bank, National Association                       $25,000,000

Union Bank of California, N.A.                       $25,000,000

United States National Bank of Oregon                $25,000,000

                                       TOTAL        $350,000,000